Exhibit 99.1
  News Release

Vincent L. Sadusky joins IGT’s Board of Directors

(Las Vegas – July 13, 2010) - International Game Technology (NYSE: IGT) announced today that its Board of Directors elected Vincent L. Sadusky to serve as a director for the Company effective immediately.

Sadusky is president and chief executive officer of LIN TV Corp. (“LIN Media; NYSE: TVL”), a local multimedia company headquartered in Providence, Rhode Island. He was appointed to this position in 2006 after serving as chief financial officer since 2004.

"We are pleased to have Vince join our board and look forward to his contributions," said Patti Hart, IGT's President and CEO. "He brings with him a wealth of knowledge and experience in the Media Industry and adds a new and important dimension to our board. Additionally, his tenure as a public company CEO will make him a valuable advisor to IGT's management team."

Prior to LIN TV Corp., Sadusky served as chief financial officer and treasurer of Telemundo Communications, Inc., the Hispanic broadcasting network and station group. During his 10-year tenure at Telemundo, he made significant contributions to the company’s growth and success, including presiding over Telemundo’s IPO in 1994 and the network’s merger with NBC in 2001. Prior to joining Telemundo, he performed attestation and consulting services for seven years with Ernst & Young, LLC, one of the world’s leading professional services organizations.

Sadusky currently serves on the board of directors for LIN TV Corp., as well as Maximum Service Television, Inc. (MSTV), Open Mobile Video Coalition (OMVC) and JVB Financial.

Sadusky received his MBA from New York Institute of Technology and a bachelor’s degree in accounting from Penn State University where he was a University Scholar.

About IGT

International Game Technology (NYSE: IGT) is a leader in the design, development and manufacture of gaming machines and systems products worldwide. More information about IGT is available at www.IGT.com.

Contact:
Jaclyn March
IGT Public Relations
775-448-8377
Jaclyn.March@IGT.com